Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation in this Registration Statement on Form F-3 of our report dated March 12, 2003 relating to the financial statements of Companhia de Saneamento Básico do Estado de São Paulo-SABESP as at December 31, 2002 and for each of the two years in the period ended December 31, 2002, which appears in such Registration Statement. We also consent to the references to us under the headings “Selected Financial Data” and “Experts” in such Registration Statement.

PricewaterhouseCoopers Auditores Independentes

São Paulo, Brazil

September 27, 2004